CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Putnam ETF Trust of our reports dated June 17, 2026, relating to the financial statements and financial highlights of Putnam BDC Income ETF and Putnam Emerging Markets ex-China ETF, which appears in Putnam ETF Trust’s Certified Shareholder Report on Form N-CSR for the year ended April 30, 2026. We also consent to the references to us under the headings “Financial highlights”, “FINANCIAL STATEMENTS” and “Auditor” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

August 20, 2026